LIVE NATION ENTERTAINMENT REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Full Year 2014 - Record Year
•	Record Setting Ticketmaster GTV of $23 Billion
•	TM+ GTV Over $1 Billion Since Launch
•	Over 1 Billion Fans Visit Websites
•	Online Advertising Profit up 15% with 80% Margin
•	Revenue Up 6% to $6.9 Billion
•	AOI Up 10% to $555 Million
•	Normalized Operating Income Up 7% to $161 Million; Including Non-Cash Charges, Operating Income of $7 Million
•	Normalized Net Income of $22 Million, Up $50 Million from 2013; Including Non-Cash Charges, Net Loss of $91 Million
•	Free Cash Flow Up 9% to $327 Million

LOS ANGELES – February 26, 2014 – Live Nation Entertainment (NYSE: LYV) today released financial results for the three and twelve months ended December 31, 2014.

2014 Results
Live Nation continues to be the global leader in the live events industry with another record year. In 2014 the company grew adjusted operating income (AOI) by 10%, revenue by 6%, and free cash flow by 9%.
We continue to see the tremendous power of live events, with strong global consumer demand. Live is a truly unique entertainment form, it cannot be duplicated. It is elevated, not threatened, by technology and is borderless. Fans around the world can now discover, follow, share and embrace artists, creating greater demand for live shows.
Technology is similarly transforming ticketing. Ticket sales are continuing their rapid shift to mobile, with 35% growth in 2014 to 18% of total ticket sales, leading to higher fan engagement, conversion and a better purchase flow.
We believe the live business will continue to have strong growth for years to come as connected fans drive demand, artists are motivated to tour, and mobile technology drives conversion.

Our Concerts Market Share Continues to Grow
In 2014 we built on a record 2013 by growing Concerts revenue 5%. We again grew our global market share, as we promoted the majority of shows for 22 of the top 25 global tours. At the same time, we expanded our global footprint in the Philippines, Thailand, Taiwan and Indonesia, while also building our portfolio of marquee North America festival assets with the acquisition of Austin City Limits and Lollapalooza festivals and brands.

Artist Nation Business Delivered Strong Growth
Our artist management business grew AOI by 50% as we attracted more managers and artists to Live Nation - including U2, Madonna, Lady Gaga, Miley Cyrus, Britney Spears, Nicki Minaj, Lil Wayne and Alicia Keys last year. And the benefit from aligning with our concert business is proving successful as these artists chose to tour with Live Nation for over 700 shows in 2014, more than double the number in 2012.

Sponsorship and Advertising Continue Double Digit Growth
From this expanded concert base we again grew our advertising business at a double-digit pace, with a 10% increase in AOI for the year in our highest margin business at over 70% of revenue. As part of this, online advertising AOI grew even faster, at 15%.
This growth was driven by two initiatives. First, we have remained focused on growing our fan network, increasing traffic by 17%, for a total of over one billion visitors throughout the year. And second, we are now monetizing our content, notably our deal with Yahoo! to distribute a streaming concert every day, which has driven increased interest by advertisers to our online platform, spurring the growing profitability of the business. Yahoo and VICE are just the beginning of our entry into the media space, driving advertising with high quality live music-related video offerings that will continue to expand and drive advertising growth.
Our unique ad platform has enabled us to attract new strategic sponsors such as Pepsi, Hilton and SAP last year. With these additions we now have approximately 60 companies that pay us over $1 million each year for sponsorship and advertising, accounting for over $200 million in spend with Live Nation, and an additional 700 companies that also advertise on our platform, generating a collective $300 million in revenue. We believe we can continue to upsell and convert these 700 sponsors as we grow our average deal size.

Ticketmaster Platform Driving Growth Through New Products
Ticketmaster continued to build on its global leadership with the introduction of new products that instantly scale on Ticketmaster's platform and drive revenue. In 2014 these new products helped drive a 7% increase in the gross transaction value of primary tickets to $23 billion, and a 55% increase in secondary gross transaction value.
Our most successful new product launch has been integrated secondary ticketing, with over $1 billion of secondary gross transaction value since its launch in the fall of 2013. The number of events activated in 2014 increased 500% to 10,000 integrated events listed on Ticketmaster. Secondary growth for concerts in particular has been very strong, with a 350% year-on-year GTV increase, demonstrating how Ticketmaster can leverage Live Nation Concerts as its top customer to immediately establish scale with new products. And despite this strong growth, only 6% of Ticketmaster events in 2014 were activated with secondary inventory, so we have substantial runway for growth ahead.
At the same time we have shifted our product focus for event discovery, purchase, and ticket management to mobile. As a result, in the fourth quarter of 2014 for the first time we had more visitors to our mobile sites than desktop. There remain tremendous growth opportunities for Ticketmaster traffic and conversion. The shift to mobile will more effectively link fans with shows and Ticketmaster's ability to drive mobile app installations, as it continues to be the number one place to discover and buy tickets.
Our commitment to our venue clients is to provide them with the best service and products in the industry, and this continues to bear out as we achieved a net renewal rate of over 100% for the fifth straight year.
In addition to enabling better products, as a result of our technology investments we are also lowering our operating costs, and by the end of 2014 we reduced our cost per ticket in North America by almost 25 cents per ticket, ahead of our planned timetable.
Demonstrating Ticketmaster’s robust business, it had the second biggest day in its over 30-year history last Friday, selling over one million tickets. The top day was 12 years ago, and we expect we can still break that this year.

2015 Growth Drivers
We are confident that our business model, and its scale, provides ongoing growth potential. There remain continued opportunities to consolidate the global concerts business, and we will use that scale to drive fan monetization, advertising and ticketing.
Since 2012 we have grown revenue by 18%, AOI by 20% and cash flow by 31%**. Looking forward, we see this growth as sustainable and repeatable given the breadth of levers and trends currently working for us.

Michael Rapino

The company will webcast a teleconference today at 5:00 p.m. Eastern Time to discuss its financial performance. Interested parties should visit the Events & Webcasts section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be available under the Quarterly & Financial Reports portion of the Reports section at the same link. A replay of the webcast will also be available on the Live Nation website.

About Live Nation Entertainment:
Live Nation Entertainment, Inc. (NYSE: LYV), or Live Nation, is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, Live Nation Media & Sponsorship and Artist Nation Management. For additional information, visit investors.livenationentertainment.com.

Follow us @twitter.com/LiveNationInc

Investor Contact: Maili Bergman (310) 867-7000 IR@livenation.com	Media Contact: Melissa Zukerman (323) 658-1555 melissa@pcommgroup.com

**After adjusting for $26M in tax refunds received in 2012.

FINANCIAL HIGHLIGHTS – 4th QUARTER AND FULL YEAR
(Q4 unaudited; $ in millions)

	Q4 2014	Q4 2013	Growth	12 months 2014	12 months 2013	Growth
Revenue
Concerts	$966.8	$1,083.7	(11%)	$4,726.9	$4,517.2	5%
Ticketing	445.7	388.0	15%	1,557.3	1,407.8	11%
Artist Nation	106.7	91.8	16%	389.4	352.9	10%
Sponsorship & Advertising	69.4	63.1	10%	300.3	284.7	5%
Other & Eliminations	(16.7)	(13.5)	(24%)	(106.9)	(84.1)	(27%)
	$1,571.9	$1,613.1	(3%)	$6,867.0	$6,478.5	6%

Adjusted Operating Income (Loss)
Concerts	$(66.7)	$(39.9)	(67%)	$50.6	$60.3	(16%)
Ticketing	93.7	80.7	16%	326.1	298.1	9%
Artist Nation	17.9	12.0	49%	48.1	32.1	50%
Sponsorship & Advertising	50.3	40.5	24%	213.4	194.8	10%
Other & Eliminations	0.2	(0.6)	**	(0.1)	(1.8)	**
Corporate	(23.2)	(21.4)	(8%)	(83.2)	(78.3)	(6%)
	$72.2	$71.3	1%	$554.9	$505.2	10%

Operating Income (Loss)
Concerts	$(101.0)	$(74.2)	(36%)	$(70.9)	$(31.0)	**
Ticketing	33.6	19.3	74%	126.9	101.8	25%
Artist Nation	5.1	2.3	**	1.2	(9.7)	**
Sponsorship & Advertising	48.9	38.6	27%	207.7	191.6	8%
Other & Eliminations	0.8	(0.1)	**	2.0	—	**
Corporate	(28.8)	(27.7)	(4%)	(106.4)	(102.4)	(4%)
Normalized Operating Income (Loss)	$(41.4)	$(41.8)	1%	$160.5	$150.3	7%

Goodwill Impairment	(135.0)	—		(135.0)	—
Other Impairments	(10.5)	(9.2)		(18.3)	(10.6)

Reported Operating Income (Loss)	$(186.9)	$(51.0)		$7.2	$139.7
** percentages are not meaningful

As of December 31, 2014, total cash and cash equivalents were $1.4 billion, which includes $534 million in ticketing client cash and $494 million in free cash. Event-related deferred revenue was up 7% to $464 million as of December 31, 2014, compared to $434 million as of the same date in 2013. Free cash flow was $19 million for the fourth quarter of 2014 as compared to $17 million in the fourth quarter of 2013, and $327 million, up 9% for the full year 2014 versus $300 million for 2013.

LIVE NATION ENTERTAINMENT, INC.
KEY OPERATING METRICS

	Year Ended December 31,
	2014	2013	2012
Concerts (1)
Estimated events:
North America	15,948	15,580	14,942
International	6,853	7,270	6,996
Total estimated events	22,801	22,850	21,938
Estimated fans (rounded):
North America	40,092,000	37,954,000	32,079,000
International	18,486,000	21,527,000	17,915,000
Total estimated fans	58,578,000	59,481,000	49,994,000
Ticketing
Number of tickets sold (in thousands) (2)	153,744	148,852	147,732

(1)
Events generally represent a single performance by an artist. Fans generally represent the number of people who attended an event. Festivals are counted as one event in the quarter in which the festival begins, but number of fans is based on the days the fans were present at the festival and thus can be reported in multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)
The number of tickets sold includes primary tickets only and excludes tickets sold for the 2012 Olympics. This metric includes tickets sold during the period regardless of event timing except for our promoted events in our owned or operated venues and in certain European territories where these tickets are reported as the events occur. The total number of tickets sold reported above for 2014, 2013 and 2012 excludes approximately 300 million, 301 million and 284 million, respectively, of tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, for which we do not receive a fee.

Reconciliation of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)
Reconciliation of Adjusted Operating Income (Loss) to Free Cash Flow

($ in millions)	Q4 2014	Q4 2013
Adjusted operating income	$72.2	$71.3
Less: Cash interest expense — net	(23.2)	(13.9)
Cash taxes	(3.2)	(12.8)
Maintenance capital expenditures	(13.8)	(21.1)
Distributions to noncontrolling interests	(8.5)	(5.1)
Distributions from (contributions to) investments in nonconsolidated affiliates	(4.2)	(1.3)
Free cash flow	$19.3	$17.1
Revenue generating capital expenditures	(30.9)	(15.1)
Net	$(11.6)	$2.0

($ in millions)	12 months 2014	12 months 2013
Adjusted operating income	$554.9	$505.2
Less: Cash interest expense — net	(89.3)	(86.7)
Cash taxes	(41.5)	(45.6)
Maintenance capital expenditures	(60.3)	(59.6)
Distributions to noncontrolling interests	(32.4)	(17.4)
Distributions from (contributions to) investments in nonconsolidated affiliates	(4.4)	4.3
Free cash flow	$327.0	$300.2
Revenue generating capital expenditures	(73.5)	(56.7)
Net	$253.5	$243.5

Reconciliation of Cash and Cash Equivalents to Free Cash

($ in millions)	December 31, 2014
Cash and cash equivalents	$1,382.0
Client cash	(533.8)
Deferred revenue — event-related	(463.5)
Accrued artist fees	(60.6)
Collections on behalf of others	(51.2)
Prepaids related to artist settlements/events	221.4
Free cash	$494.3

Reconciliation of Net Income (Loss) Attributable to Common Stockholders of Live Nation to
Normalized Net Income (Loss) and Normalized EPS

($ in millions except share and per share data)	Q4 2014	Q4 2013	12 months 2014	12 months 2013
Net Loss attributable to common stockholders of Live Nation	$(186.5)	$(82.0)	$(90.8)	$(43.4)
Add: Goodwill impairment	135.0	—	135.0	—
Add: Other impairments	11.6	14.2	19.6	19.8
Less: Noncontrolling interest share of impairments	(40.6)	$(3.7)	(41.6)	$(3.7)
Normalized net income (loss)	$(80.5)	$(71.5)	$22.2	$(27.3)

Basic and diluted net loss per common share attributable to common stockholders of Live Nation	(0.94)	(0.42)	(0.49)	(0.23)

Normalized EPS	(0.41)	(0.36)	0.09	(0.14)

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the company's prospects for growth, increased tickets sales and higher per show concerts attendance; its potential for continued growth in the company's secondary ticketing business; its expectations for growth of its global market share in its core concerts business; its expected online advertising growth rate; and its anticipated profit growth rate for its sponsorship and advertising business. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company’s plans, the risk that the company’s markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided below.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that the company defines as operating income (loss) before acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration arrangements, payments under the Trust Note and acquisition-related severance), depreciation and amortization (including goodwill impairment), loss (gain) on disposal of operating assets and non-cash and certain stock-based compensation expense (including expense associated with grants of certain stock-based awards which were classified as liabilities). The company uses AOI to evaluate the performance of its operating segments. The company believes that information about AOI assists investors by allowing them to evaluate changes in the operating results of the portfolio of the businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in the company’s business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Normalized Operating Income (Loss) is a non-GAAP financial measure that the company defines as operating income (loss) before goodwill impairments and other impairments. The company uses normalized operating income (loss) to evaluate the performance of its operations separate from specific impacts from certain impairments affecting the comparability of results from period to period. The company believes that information about normalized operating income (loss) assists investors by allowing them to evaluate changes in the operating results separate from specific impacts from goodwill impairments and other impairments that are considered non-operational. Accordingly, normalized operating income (loss) should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, normalized operating income (loss) as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash Flow is a non-GAAP financial measure that the company defines as AOI less maintenance capital expenditures, less net cash interest expense, less cash taxes, less net distributions to noncontrolling interest partners, plus distributions from investments in nonconsolidated affiliates net of contributions to investments in nonconsolidated affiliates. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about free cash flow provides investors with an important perspective on the cash available to service debt and make acquisitions. Free cash flow is not calculated or presented in accordance with GAAP. A limitation of the use of free cash flow as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, free cash flow should be considered in addition to, and not as a substitute for, operating income (loss) and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash flow as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others for ticket sales, plus event-related prepaids. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.
Normalized Net Income (Loss) and Normalized EPS are non-GAAP financial measures that the company defines as net income (loss) attributable to common stockholders of Live Nation Entertainment, Inc. before goodwill impairments and other impairments, net of the noncontrolling interests' share of those impairments, on both a total and per share basis. The company uses normalized net income (loss) and normalized EPS to evaluate the performance of its operations separate from specific impacts from certain impairments on a net basis. The company believes that information about normalized net income (loss) and normalized EPS assists investors by allowing them to evaluate changes in the results of the business separate from certain non-operational items that affect net income. Normalized net income (loss) and normalized EPS are not calculated or presented in accordance with GAAP. A limitation of the use of normalized net income (loss) and normalized EPS as performance measures is that they do not reflect those impairments. Accordingly, normalized net income (loss) and normalized EPS should be considered in addition to, and not as a substitute for, net income (loss) and net income (loss) per common share attributable to common stockholders of Live Nation Entertainment, Inc. and other measures of financial performance reported in accordance with GAAP. Furthermore, these measures may vary among other companies; thus, normalized net income (loss) and normalized EPS as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)
Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Adjusted operating income (loss)	Non-cash and stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Goodwill impairment	Acquisition expenses	Operating income (loss)

	Three Months Ended December 31, 2014

Concerts	$(66.7)	$1.2	$0.4	$30.2	$117.0	$3.3	$(218.8)
Ticketing	93.7	0.6	0.1	62.4	—	0.6	30.0
Artist Nation	17.9	1.2	—	17.4	18.0	0.2	(18.9)
Sponsorship & Advertising	50.3	0.3	—	1.1	—	—	48.9
Other and Eliminations	0.2	(0.1)	—	(0.5)	—	—	0.8
Corporate	(23.2)	4.3	—	0.8	—	0.5	(28.8)
Total Live Nation	$72.2	$7.5	$0.5	$111.4	$135.0	$4.6	$(186.8)

	Three Months Ended December 31, 2013

Concerts	$(39.9)	$1.6	$4.7	$35.8	$—	$(0.6)	$(81.4)
Ticketing	80.7	(0.8)	—	62.2	—	—	19.3
Artist Nation	12.0	0.2	(0.1)	11.7	—	(0.1)	0.3
Sponsorship & Advertising	40.5	0.2	—	1.6	—	0.1	38.6
Other and Eliminations	(0.6)	—	—	(0.5)	—	—	(0.1)
Corporate	(21.4)	4.1	—	0.5	—	1.7	(27.7)
Total Live Nation	$71.3	$5.3	$4.6	$111.3	$—	$1.1	$(51.0)

	Twelve Months Ended December 31, 2014

Concerts	$50.6	$6.7	$(2.9)	$115.1	$117.0	$5.2	$(190.5)
Ticketing	326.1	4.1	(1.6)	204.9	—	1.4	117.3
Artist Nation	48.1	9.0	—	43.3	18.0	0.6	(22.8)
Sponsorship & Advertising	213.4	1.4	—	4.3	—	—	207.7
Other and Eliminations	(0.1)	—	—	(2.1)	—	—	2.0
Corporate	(83.2)	17.8	—	2.6	—	2.9	(106.5)
Total Live Nation	$554.9	$39.0	$(4.5)	$368.1	$135.0	$10.1	$7.2

	Twelve Months Ended December 31, 2013

Concerts	$60.3	$5.7	$(38.9)	$132.4	$—	$0.7	$(39.6)
Ticketing	298.1	5.3	—	190.8	—	0.2	101.8
Artist Nation	32.1	0.6	0.6	42.6	—	—	(11.7)
Sponsorship & Advertising	194.8	0.8	—	2.3	—	0.1	191.6
Other and Eliminations	(1.8)	—	—	(1.8)	—	—	—
Corporate	(78.3)	16.1	—	2.6	—	5.4	(102.4)
Total Live Nation	$505.2	$28.5	$(38.3)	$368.9	$—	$6.4	$139.7

LIVE NATION ENTERTAINMENT, INC.
SELECTED CASH FLOW INFORMATION

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Net cash provided by operating activities	$269,409	$417,472	$367,098
Net cash used in investing activities	(384,294)	(143,663)	(203,791)
Net cash provided by (used in) financing activities	240,864	32,984	(19,891)
Effect of exchange rate changes on cash and cash equivalents	(43,134)	(8,664)	13,386
Net increase in cash and cash equivalents	82,845	298,129	156,802
Cash and cash equivalents at beginning of period	1,299,184	1,001,055	844,253
Cash and cash equivalents at end of period	$1,382,029	$1,299,184	$1,001,055